Exhibit 99.2

Company overview

We design, develop, manufacture and sell a broad suite of precision guided therapy tools including intravascular ultrasound, or IVUS, and fractional flow reserve, or FFR, products. We believe that these products enhance the diagnosis and treatment of vascular heart disease by improving the efficiency and efficacy of existing percutaneous interventional, or PCI, therapy procedures in the coronary or peripheral arteries. We market our products to physicians and technicians who perform PCI procedures in hospitals and to other personnel who make purchasing decisions on behalf of hospitals.

Our products consist of multi-modality consoles which are marketed as stand-alone units or as customized units that can be integrated into a variety of hospital-based interventional surgical suites called catheterization laboratories, or cath labs. We have developed customized cath lab versions of these consoles and are developing additional functionality options as part of our cath lab integration initiative. Our consoles have been designed to serve as a multi-modality platform for our phased array and rotational IVUS catheters, FFR pressure wires, image-guided therapy catheters and Medtronic Inc.’s Pioneer reentry device. Our IVUS products include single-procedure disposable phased array and rotational IVUS imaging catheters, the VIBE RX image-guided therapy device and additional functionality options such as Virtual Histology, or VH, IVUS tissue characterization and ChromaFlo stent apposition analysis. Our FFR offerings can be accessed through our multi-modality platforms, and we also provide FFR-only consoles. Our FFR disposables are single-procedure disposable pressure and flow guide wires used to measure the pressure and flow characteristics of blood around plaque, enabling physicians to gauge the plaque’s physiological impact on blood flow and pressure.

We are developing additional offerings for integration into the platform, including adenosine-free Instant Wave-Free Ratio FFR, or iFR, forward-looking IVUS, or FL.IVUS, catheters, Forward-Looking Intra-Cardiac Echo, or FL.ICE, catheters, high resolution Focal Acoustic Computed Tomography, or FACT, catheters, and ultra-high resolution Optical Coherence Tomography, or OCT, systems and catheters. Our Valet micro catheter received 510(k) clearance in January 2012 and CE Mark approval in August 2012. Our Visions PV .035 catheter received 510(k) clearance in September 2012 and CE Mark approval in August 2012. Our Short Tip EEP products received 510(k) clearance in April 2012 and CE Mark approval in August 2012.

Through Axsun Technologies, Inc., or Axsun, one of our wholly owned subsidiaries, we also develop and manufacture optical monitors for the telecommunications industry, laser and non-laser light sources, optical engines used in medical OCT imaging systems and advanced photonic components and sub-systems used in spectroscopy and other industrial applications. We believe Axsun’s proprietary OCT technology will provide us competitive advantages in the invasive imaging sector.

We believe the broader market for intra-body imaging and sensing products will grow from approximately $332 million in 2006 to approximately $2.7 billion by 2021, representing a compound annual growth rate, or CAGR, of approximately 15%. Within this broader market, we estimate that the current market for our IVUS, FM and Axsun products is approximately $750 million. We base our estimated market sizes in part on discussion with market analysts and on our internal assessment of our historical and projected sales and those of our competitors. We believe the IVUS market is growing at approximately 3.5% annually and the FM market is growing at approximately 20-30% annually, and we expect that these markets, together with the market for our Axsun products, could grow to over $1.1 billion in the next five years. For example, we believe that the FM market alone grew at a CAGR of over 30% from 2008 to 2012, largely as a result of published findings from the Fractional Flow Reserve versus Angiography for Multivessel Evaluation, or FAME, and Fractional Flow Reserve-Guided PCI vs. Medical Therapy in Stable Coronary Disease, or FAME 2, studies. In addition, we have a number of products in development, including IVUS guided therapies, FL.IVUS, OCT, micro-catheter technologies and optical and micro-electro-mechanical systems technologies for use in telecommunications, industrial spectroscopy or medical OCT applications, and thrombectomy devices. Many of these products in development leverage our existing platform technology and represent an aggregate estimated addressable market opportunity of over $4.0 billion.

We have focused on building our domestic and international sales and marketing infrastructure to market our products to physicians and technicians who perform PCI procedures in hospitals and to other personnel who make purchasing decisions on behalf of hospitals. We sell our products directly to customers in the United States, Japan, certain European markets and South Africa. We utilize distributors in other geographic areas, who are also involved in product launch planning, education and training, physician support and clinical trial management.

During the nine months ended September 30, 2012, we generated worldwide revenues of $279.4 million, an 11.4% increase over revenues of $250.8 million during the same period in 2011. We generated net income of $5.5 million during the nine months ended September 30, 2012, compared to net income of $8.7 million during the same period in 2011. At September 30, 2012, we had a worldwide installed base of over 7,500 consoles. We intend to grow and leverage this installed base to drive recurring sales of our single-procedure disposable catheters and guide wires. In the nine months ended September 30, 2012, the sale of our single-procedure disposable catheters and guide wires accounted for $221.3 million, or 81.6% of our medical segment revenues, a $26.0 million, or 13.3%, increase from the same period in 2011, in which the sale of our single-procedure disposable catheters and guide wires accounted for $195.3 million, or 80.9%, of our medical segment revenues.

Our strategy

Our strategy is to offer a multi-modality platform that seeks to deliver all of the benefits associated with conventional IVUS and FFR devices, while providing enhanced functionality and proprietary features that address the limitations associated with conventional forms of these technologies. We are seeking to make precision-guided, functional PCI a standard of care and to position ourselves as a leading provider of precision-guided therapy. Data from the the ADAPT-DES study (Assessment of Platelet Therapy with Drug-Eluting Stents), the largest study conducted with IVUS guidance to date, indicated IVUS guidance resulted in better patient outcomes and fewer complications at 30 days and 12 months compared to procedures without IVUS. We believe that recent clinical data from studies involving IVUS and FFR, including the ADAPT-DES study, as well as updated clinical guidelines elevating the use of these technologies, will help drive market adoption. In addition, we have a number of new offerings under development that will further leverage our multi-modality platform. Factors driving our strategy include:

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Accelerating the trend toward less invasive procedures.    Our IVUS products offer continuous, real-time three-dimensional imaging, plaque visualization, color-coded identification of plaque composition and automatic drawing of lumen and vessel borders allowing for automatic vessel sizing. Our FFR products offer physicians a simple pressure and flow based method to determine whether stenting or additional PCI is required. This strategy complements our focus on precision-guided therapy by providing sophisticated guidance tools that enhance the value of minimally invasive procedures.

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Enhancing the outcomes of PCI procedures.    We believe our products, enabled with novel technological enhancements, provide clinically significant information that improves the outcomes of current and increasingly complex PCI procedures.

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Providing documentation for necessity of procedures.    Increasingly, hospitals and third-party payors are requesting proof of necessity for PCIs. We believe our IVUS and FFR technologies can assist clinicians in documenting the clinical necessity of these procedures.

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Decreasing the number of interventional devices used per procedure and optimizing their usage.    Our FFR products offer the opportunity to physiologically assess lesion severity and determine whether stents are needed. Additionally, our IVUS products provide intra-vascular imaging. As a result, our IVUS and FFR products have the potential to reduce the number of devices deployed by identifying the appropriate lesion for stenting and ensuring that stents are placed and expanded correctly, thereby enhancing patient outcomes and lowering treatment costs.

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Improving ease of use of IVUS and FFR technologies to drive market adoption.    We have designed our console offerings to be “always there, always on, and easy to use.” Our consoles are easily integrated into an existing or newly constructed cath lab facility.

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Improving the diagnosis of cardiovascular disease.    We believe our VH IVUS products can significantly improve the diagnosis of cardiovascular disease by addressing the limitations of diagnostic angiography, and allowing clinicians to identify patients and lesions at risk for future adverse coronary vascular system events.

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Enabling new procedures to treat coronary artery disease, peripheral artery disease and structural heart disease.    Currently, the treatment of a number of vascular and structural heart diseases, including coronary, peripheral and carotid artery disease and atrial fibrillation, is limited by conventional catheter-based techniques and angiography. Because our technologies address many of these current limitations, we believe our products provide physicians the potential to diagnose and, optimally, treat these diseases percutaneously, and may address limitations in the treatment of structural heart disease.

Our goal is to establish our IVUS and FFR products as the standard of care for PCI diagnostic and therapeutic procedures and expand the use of IVUS and FFR for these procedures. The key elements of our strategy for achieving this goal are to:

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Grow existing IVUS and FFR markets globally.    We feel that most PCI procedures today, particularly those of a more complex nature, benefit greatly from more precise guidance than angiography alone can provide. We feel that by making our devices easier to use and enabling faster interpretation of images, investing in thoughtful clinical studies and registries that prove the benefit of our technologies, educating physicians and hospital executives on the clinical need for our products and existing guidelines, training staff on the procedural use of our products and providing access to all patients through the expansion of our installed base, we can continue to grow and cultivate the current PCI market which represents, on an annual basis, more than three million procedures worldwide. We have a growing portfolio of image guided therapy devices, such as our VIBE RX Vascular Imaging Balloon, or VIBE RX. VIBE RX combines a semi-compliant balloon catheter with on-board imaging, and is another method to reduce friction and move more angiographic guided procedures to incorporate the precision guidance of our products.

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Increase market share in existing IVUS and FFR markets.    We continue to introduce product enhancements to meet physicians’ needs for improved visualization, characterization and ease of use. We believe these enhancements make our products easier to use than competing products and provide substantially more and better information to improve procedural outcomes, thereby driving greater usage of our IVUS and FFR products within the existing PCI market. We believe we are the market leader in the IVUS market and intend to implement several strategies to increase our penetration in the FFR market. First, we have addressed limitations of conventional IVUS such as difficulty in use, lack of automation and grayscale imaging by developing technologies and introducing features such as automatic real-time drawing of lumen and vessel borders, color-coded identification of plaque composition and automatic vessel sizing. Second, we developed PC-based IVUS and FFR consoles that can be integrated easily into cath labs, thereby making it easier for physicians to adopt and use our products. Third, we have increased the size of our direct sales force and initiated direct distribution strategies in key geographies. We have also entered into distribution and marketing agreements with leading cath lab equipment and stent manufacturers. We intend to grow and leverage our installed base of IVUS and FFR consoles to drive recurring sales of our single-procedure disposable catheters and guide wires.

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Expand our existing technologies to serve new markets.    We plan to utilize our existing diagnostic technologies, including FFR and IVUS, to address new markets. The nearest term opportunity is in the peripherals vasculature, where we believe IVUS and FFR enable enhanced decision-making by clinicians versus when clinicians use angiography alone. Current and potential IVUS applications include stenting in the iliac, femoral and below-the-knee arteries, atherectomy, inferior vena cava, or IVC, filter placement, and compressive and thrombotic venous disease. We believe FFR has several applications as well, including the assessment of gradients in lower limb arteries to determine treatment needs. As we pursue opportunities in this market, we plan to develop new IVUS and FFR products and develop or acquire therapeutic products that have clinical synergies with our diagnostic technologies. In addition, we plan to explore product development and marketing partnerships with other leading companies in the sector.

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Develop new products that enable us to address new markets.    We plan to leverage our current technology and develop new technology to expand into new markets and increase clinical applications through clinical studies, conducted by us or in collaboration with other companies. This includes programs for (1) IVUS guided therapy products that combine IVUS with balloons and potentially other therapeutic devices, (2) micro-catheter technologies for use in coronary, peripheral and other vascular applications, (3) FL.IVUS for applications including chronic total occlusions in the coronary and peripheral arteries, and FL.ICE for other structural heart applications, (4) OCT light-based imaging systems, which we believe can be used in coronary, peripheral and other vascular applications, and (5) optical and micro-electro-mechanical systems technologies in telecommunications, industrial spectroscopy or medical OCT applications, including ophthalmology and dentistry.

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Enhance product capabilities and introduce new products through collaborations or acquisitions.    We have a successful track record of acquiring and licensing technologies and collaborating with third parties to create synergistic product offerings. For instance, we licensed the VH IVUS technology that now forms the core of our ability to determine the composition of plaque from The Cleveland Clinic Foundation. We also licensed the intellectual property rights allowing us to develop our Revolution rotational catheter from Koninklijke Philips Electronics N.V. Since December 2007, we have acquired six companies: CardioSpectra, Inc., Novelis, Inc., Impact Medical Technologies, LLC, Axsun, Fluid Medical, Inc., and Sync-Rx Ltd., or Sync-Rx, and we are in the process of acquiring Crux Biomedical, Inc., or Crux. The technologies obtained from these acquisitions form the foundation of many of the new technologies and products we expect to introduce. We believe there will be additional opportunities to leverage these capabilities through select technology or company acquisitions as well as collaborations that enhance our capabilities or complement our markets.

Our products

Our multi-modality consoles are marketed as stand-alone units or units that can be integrated into cath labs. We offer consoles that combine IVUS and FFR technology, which are designed to allow the user to switch seamlessly between each modality. We also offer systems with either IVUS or FFR. The significantly expanded functionality of our offering enables the networking of patient information, control of IVUS and FFR information at both the operating table and in the cath lab control room, as well as the capability for images to be displayed on standard cath lab monitors. Our products include IVUS catheters, FFR guide wires, thrombus aspiration devices and various options that provide additional functionality. We expect to continue to develop new products and technologies to expand the market adoption of our offering, and also expect our platform will support IVUS integrated with other interventional devices in the future.

Consoles

We design, develop, manufacture and commercialize multi-modality consoles that are proprietary, high-speed electronic systems that process the signals received from our IVUS catheters and FFR wires. These consoles generate high-resolution images that can be displayed on a monitor and can be permanently stored on the system or another medium. Our consoles are mobile, proprietary and high speed electronic systems with different functionalities and sizes designed and manufactured to process the signals received only from our catheters and guide wires. Our IVUS market strategy includes offering devices to clinicians that are easy to use, reduce procedure times and provide a higher level of information. We have a family of consoles including our PC-based s5 system and the IVUS In-Vision Gold, or IVG system. The s5 family of consoles, which became our primary console product offering following its full commercial launch in July 2006, is smaller, lighter and less expensive to manufacture than our IVUS IVG console, and has enhanced functionality. The s5 family includes:

•	s5 system: We believe this portable and mobile console is the lightest product on the market, and has a simple user interface.

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s5i system:    This console is made up of components that can be customized to each cath lab’s specifications and integrated into virtually any cath lab while retaining the full functionality of the s5 system. When the s5i system is integrated into the cath lab, it works seamlessly with the workflow of the cath lab in terms of acquiring and archiving patient images and data.

Both platforms support digital IVUS, rotational IVUS, FFR, VH IVUS and ChromaFlo functionality as well as our planned future offerings.

Our IVUS products

Catheters.    Our single-use disposable catheters operate and interface solely with our family of consoles. We are the only company that offers both digital and rotational catheters. We believe this allows us to meet the needs of a greater number of physicians than our competitors. Our IVUS catheters vary in their principal uses, frequencies, shaft sizes, shaft lengths, guide wire compatibility and distal tip lengths. These differences allow for the use of different catheters in various portions of the vascular system.

We launched our latest generation digital catheter, the Eagle Eye Platinum Digital IVUS Catheter, commercially in May 2010. In September 2012, we introduced a new, short tip version of the Eagle Eye Platinum IVUS catheter that will enable clinicians to get closer to a chronic total occlusion. During 2013, we expect to obtain clearance from the U.S. Food and Drug Administration, or FDA, and introduce our FACT catheter that is designed to provide a higher level of ultrasound resolution imaging than is available with current IVUS ultrasound catheters. In addition, we plan to introduce a new peripheral IVUS catheter.

Additional Functionality.    Our IVUS products incorporate key features that add valuable clinical functionality addressing a number of the historical limitations of conventional IVUS. We intend to develop additional functionality in the future. Currently, we offer:

ChromaFlo.    Angiography alone does not always identify malapposed stents because the contrast injection that makes the lumen visible on x-ray can flow inside the stent, and in between the stent and vessel wall. When this occurs, the stent struts are too small to compete with the dark lumen of the x-ray, leaving the two-dimensional image inconclusive or misleading. ChromaFlo stent apposition analysis uses sequential IVUS frames to differentiate circulating blood from stationary or anchored tissue. ChromaFlo analysis can be particularly important when assessing stent placement as the detailed cross-sectional image clearly identifies moving blood inside and outside of the stent lumen, prompting physicians in many cases to expand the stent until all of the blood appears inside of the stent lumen. ChromaFlo analysis can also help with the identification of luminal structures such as lumen border, bifurcations, dissections and thrombus.

VH IVUS.    Conventional IVUS allows the visualization of atherosclerotic plaque. However, it is limited to a subjective, and therefore qualitative, review of vascular and plaque dimensions and composition. Our VH IVUS product allows, for the first time, easy to read and interpret IVUS images with color-coded identification of plaque composition. Additionally, a key element of the VH IVUS product is the capability to provide automatic identification of lumen and vessel borders. This feature enables automated vessel sizing, which makes it easier and faster to use our IVUS products. Finally, our VH IVUS functionality offers the potential to determine plaque vulnerability and therefore stratification of risk. We have developed fully functional devices for each of these technologies and have used them in clinical studies. In January 2011, the New England Journal of Medicine published results from our clinical study Providing Regional Observations to Study Predictors of Events in the Coronary Tree, or PROSPECT, an international multi-center study, which demonstrated that VH IVUS tissue characterization software enables physicians to more accurately assess the risk of individual blockages than the use of the current standard-of-care—angiographic imaging—alone. The PROSPECT results demonstrated the ability to use VH IVUS functionality to identify high-risk plaques that could potentially be treated to prevent future events, and low-risk plaques that may not need intervention. We are in the process of participating in several additional clinical studies to correlate plaque vulnerability to its clinical significance and risk, and believe that these data may lead to further utilization of VH IVUS functionality to triage coronary lesions.

Our FFR products

Our FFR products consist of pressure and flow consoles and single-procedure disposable pressure and flow guide wires. We believe we are the only company that offers a full line of pressure guide wires and flow guide wires, as well as a guide wire that can measure both pressure and flow. In addition, our FFR products are integrated with our s5 family of multi-modality consoles. In August 2010 and November 2011, we commercially launched PrimeWire and PrimeWire Prestige PLUS, respectively, our latest generation of pressure guide wires. In October 2012, we announced the global launch of our PrestigePlus pressure guide wire with AccuSense technology, the latest innovation to our FFR product line, which allows for more precise measurements when distal pressure is monitored for longer periods of time. In addition, we believe we are the only company working on the development of iFR functionality, which is an FFR technology that does not require the administration of adenosine, used to widen blood vessels prior to the procedure. As a result, by enabling cardiologists to perform FFR without adenosine, iFR functionality has the potential to expand the patient population that could be diagnosed using FFR, and reduce the costs and time associated with the use of FFR.

We believe that the release and publication of favorable trial data relating to the measurement of FFR in addition to angiography will lead to further adoption of FFR technology by clinicians. In September 2009, published findings from the FAME study demonstrated that patients in the study with multi-vessel coronary artery disease who were treated by FFR guidance had a 34% reduction in death and myocardial infarction compared to angiographic guidance alone. In August 2012, the results of the FAME 2 study were published in the New England Journal of Medicine. FAME 2 showed that patients receiving PCI with proven ischemia by FFR had 66% fewer primary endpoint events including death, myocardial infarction and urgent vascularizations than those patients treated with optimal medical therapy alone. We believe these findings will continue to drive the growth and adoption of our disposable FFR wire products.

Product expansion

We currently have a number of products under development that will leverage our existing platform technology and we believe will expand our presence in interventional medicine and related markets. Our product pipeline includes:

Image-guided therapies

The VIBE RX catheter is our first image-guided therapy device. A single VIBE RX catheter can quickly access, prepare and assess challenging lesions. IVUS guidance provides precise, targeted balloon dilatation with immediate confirmation of interventional results. We began commercial shipments of our VIBE RX catheter offering in Europe and South Africa in December of 2010, commenced a limited market release of the product in Japan during 2011 and initiated a full market release of the product in Japan in September 2011. We continue to work on improvements to the device and are in discussions with regulatory authorities in the United States regarding the clinical requirements necessary to file for approval of the device in the United States. Also in 2011, we completed a supply agreement with ev3, Inc., or ev3, a subsidiary of Covidien Public Limited Company, under which we will supply our proprietary IVUS technology for use in ev3’s Plaque Excision Systems—catheters that remove plaque blocking peripheral arteries and interrupting blood flow.

Micro and thrombectomy catheters

During January 2012, we received 510(k) clearance for the Valet micro catheter, which can be used to facilitate PCI procedures when chronic total occlusions are present. We initiated a limited market release of the Valet micro catheter in the United States in August 2012. The Valet micro catheter is expected to be used as a conduit for the exchange and/or support of guide wires in peripheral and coronary vascularizations.

Forward Looking IVUS (FL.IVUS)

A principal area of focus for us is the development of our forward-looking advanced imaging technologies. These proprietary technologies have potential applications for a number of minimally invasive diagnostic and therapeutic applications in the coronary, peripheral and structural heart vasculature. Our strategy is to integrate these offerings into our s5 family of consoles and target markets such as chronic total occlusions and other coronary, peripheral and structural heart indications.

Optical Coherence Tomography (OCT)

We are developing our OCT products to complement our existing product offerings and further enhance our position as an imaging technology leader in the field of interventional medicine. Our early model OCT systems have been used in several clinical settings in Europe and South America. We believe our OCT products will be an important addition to our product line, as we expect that it will allow us to expand our reach into clinical situations where extremely high resolution imaging is paramount by providing high quality visualization of stent expansion and apposition. Our goal is to integrate this OCT functionality directly into our s5i integrated imaging suite of products. Our OCT system is designed to allow fast, easy imaging of highly detailed structures in the vasculature, including vessel wall defects, intra-luminal thrombus and stent struts. Our OCT resolution is able to visualize even very thin layers of cells covering drug eluting stent struts at follow-up. However, unlike IVUS, OCT cannot see through blood and requires contrast injections while imaging. OCT also does not penetrate the vessel wall, so only measurements within the lumen and the first one to two millimeter of the lumen wall are possible. This means that the user cannot measure the full volume and type of plaque or provide the ability to visualize from vessel wall to vessel wall in the presence of coronary disease. We believe OCT will complement IVUS in its ability to see small luminal structures. This will predominantly be a clinical research tool initially until further clinical data can be developed to understand how OCT can be applied to daily PCI practice.

Clinical program

Our clinical studies are generally post-marketing studies using FDA cleared and/or CE-marked products intended to provide data regarding diagnostic effectiveness and disease treatment outcomes, as well as the potential value of our products in providing therapy in markets and indications such as stent placement and optimization, plaque assessment and therapy guidance in the coronary and carotid arteries.

Recent developments

On November 26, 2012, we acquired all of the outstanding equity of Sync-Rx, an Israel-based company that develops advanced software applications designed to optimize and facilitate trans-catheter cardiovascular interventions using automated online image processing. Pursuant to the share purchase agreement, one of our wholly-owned subsidiaries acquired all of the outstanding equity shares of Sync-Rx for an aggregate cash purchase price of $17.3 million, subject to adjustment for unpaid Sync-Rx transaction expenses, indebtedness and working capital at the closing, plus approximately $1.9 million in liabilities assumed. We believe that the Sync-Rx technology will provide us with a platform on which to build a range of advanced software features that will aid clinical decision-making by providing angiography and intra-body image enhancement, measurement and non-invasive imaging and intravascular co-registration capabilities, and future opportunities in physiology and peripheral and minimally invasive structural heart therapy guidance.

On December 1, 2012, we entered into a merger agreement with Crux, a privately-held Delaware corporation, that is developing a number of products designed to capture emboli and other debris throughout the vasculature, including a retrievable IVC filter to prevent pulmonary embolism. Pursuant to the merger agreement, we will acquire Crux through a merger of a newly formed wholly-owned subsidiary of ours with and into Crux, for an up-front purchase price of $36 million, subject to adjustments for net working capital at closing, plus up to an additional $3.1 million in Crux transaction expenses to be reimbursed by us, plus amounts for certain change of control payments owed by Crux. The merger agreement also provides for a potential milestone payment of $3 million, which becomes payable upon regulatory clearance of a 510(k) application submitted by us on or before June 30, 2013 for a retrieval device currently being developed by Crux that is designed to retrieve the Crux IVC filter, and potential additional payments for calculated based on sales of Crux products, on a product by product basis, which become payable upon and continue for four years following the commercial launch of the applicable Crux product so long as such launch occurs on or before January 1, 2016 (for certain Crux products) or July 1, 2017 (for one of the Crux products and subject to extension in certain circumstances). We also have agreed, in the event that we have not achieved the applicable commercial launch for one of the Crux products by June 30, 2016 (which date may be extended upon a specified payment by us to June 30, 2017), to license back to the former Crux stockholders certain intellectual property rights relating solely to that product. Between 350,000 and 600,000 patients in the United States every year are affected by blood clots, and between 100,000 and 180,000 patients die of pulmonary embolism, which is a blood clot that travels to the lungs, annually. IVC filters, particularly those which can be retrieved, are an important tool in reducing pulmonary embolism risk for patients in whom anticoagulation is contraindicated or ineffective. We estimate the current IVC filter market is approximately $300 million and will grow at a compound annual growth rate of approximately 2.6% through 2016. We believe the Crux IVC filter product combined with our IVUS technology can, upon regulatory approval, add significant clinical and economical value to our customers and is consistent with our strategy of expanding our product portfolio to therapeutic devices that are complementary to our platform technologies.

Risk factors

Risks related to our business and industry

We are dependent on the success of our consoles and catheters and cannot be certain that IVUS and FFR technology or our IVUS and FFR products will achieve the broad acceptance necessary for us to sustain a profitable business.

Our revenues are primarily derived from sales of our IVUS and FFR products, which include our multi-modality consoles and our single-procedure disposable catheters and fractional flow reserve wires. IVUS technology is widely used in Japan for determining the placement of stents in patients with coronary disease but the penetration rate in the United States and Europe for the same type of procedure is relatively low. Our wires are used to measure the pressure and flow characteristics of blood around plaque, enabling physicians to gauge the physiological impact of blood flow and pressure. We expect that sales of our IVUS and FFR products will continue to account for a majority of our revenues for the foreseeable future, however it is difficult to predict the penetration and future growth rate or size of the market for IVUS and FFR technology. The expansion of the IVUS and FFR markets depends on a number of factors, such as:

•	physicians accepting the benefits of the use of IVUS and FFR in conjunction with angiography;

•	physician experience with IVUS and FFR products either used alone or jointly used in a single percutaneous coronary intervention, or PCI;

•	the availability of training necessary for proficient use of IVUS and FFR products, as well as willingness by physicians to participate in such training;

•	the additional procedure time required for use of IVUS and FFR compared to the perceived benefits;

•	the perceived risks generally associated with the use of our products and procedures, especially our new products and procedures;

•	the placement of our products in treatment guidelines published by leading medical organizations;

•	the availability of alternative treatments or procedures that are perceived to be or are more effective, safer, easier to use or less costly than IVUS and FFR technology;

•	hospitals’ willingness, and having sufficient budgets, to purchase our IVUS and FFR products;

•	the size and growth rate of the PCI market in the major geographies in which we operate;

•	the availability of adequate reimbursement; and

•	the success of our marketing efforts and publicity regarding IVUS and FFR technology.

Even if IVUS and FFR technology gain wide market acceptance, our IVUS and FFR products may not adequately address market requirements and may not continue to gain market acceptance among physicians, healthcare payors and the medical community due to factors such as:

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the lack of perceived benefit from information related to plaque composition available to the physician through use of our IVUS products, including the ability to identify calcified and other forms of plaque;

•	the lack of perceived benefit from information related to pressure and flow characteristics of blood around plaque available to the physician through the use of our FFR products;

•	the actual and perceived ease of use of our IVUS and FFR products;

•	the quality of the images rendered by our IVUS products;

•	the quality of the measurements provided by our FFR products;

•	the cost, performance, benefits and reliability of our IVUS and FFR products relative to competing products and services;

•	the lack of perceived benefit of integration of our IVUS and FFR products into the cath lab; and

•	the extent and timing of technological advances.

If IVUS and FFR technology generally, or our IVUS and FFR products specifically, do not gain wide market acceptance, we may not be able to achieve our anticipated growth, revenues or profitability and our results of operations would suffer.

The risks inherent in our international operations may adversely impact our revenues, results of operations and financial condition.

We derive, and anticipate that we will continue to derive, a significant portion of our revenues from operations in Japan and Europe. As we expand internationally, we will need to hire, train and retain qualified personnel for our manufacturing and direct sales efforts, retain distributors and train their and our manufacturing, sales and other personnel in countries where language, cultural or regulatory impediments may exist. We cannot ensure that distributors, physicians, regulators or other government agencies outside the United States will accept our products, services and business practices. Further, we purchase, and in the future may manufacture, some components in foreign markets. The manufacture, sale and shipment of our products and services across international borders, as well as the purchase of components from non-U.S. sources, subject us to extensive U.S. and foreign governmental trade regulations. Current or future trade, social and environmental regulations or political issues could restrict the supply of resources used in production or increase our costs. Compliance with such regulations is costly. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments and restrictions on certain business activities. Failure to comply with applicable legal and regulatory obligations could result in the disruption of our manufacturing, shipping and sales activities. Our international sales operations expose us and our representatives, agents and distributors to risks inherent in operating in foreign jurisdictions, including:

•	our ability to obtain, and the costs associated with obtaining, U.S. export licenses and other required export or import licenses or approvals;

•	changes in duties and tariffs, taxes, trade restrictions, license obligations and other non-tariff barriers to trade;

•	burdens of complying with a wide variety of foreign laws and regulations related to healthcare products;

•	costs of localizing product and service offerings for foreign markets;

•	business practices favoring local companies;

•	longer payment cycles and difficulties collecting receivables through foreign legal systems;

•	difficulties in enforcing or defending agreements and intellectual property rights;

•	differing local product preferences, including as a result of differing reimbursement practices;

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possible failure to comply with anti-bribery laws such as the United States Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions, even though non-compliance could be inadvertent (see, for example, the discussion under “—Risks related to government regulation—We may be subject to federal, state and foreign healthcare fraud and abuse laws and regulations, and a finding of failure to comply with such laws and regulations could have a material adverse effect on our business.”);

•	fluctuations in foreign currency exchange rates and their impact on our operating results; and

•	changes in foreign political or economic conditions.

In addition, we face risks associated with potential increased costs associated with overlapping tax structures, including the tax costs associated with repatriating cash. For example, President Obama’s administration has announced legislative proposals to tax profits of U.S. companies earned abroad. We derive a significant portion of our revenues from our international operations, and while it is impossible for us to predict whether these and other proposals will be implemented, or how they will ultimately impact us, they may materially impact our results of operations if, for example, any future potential profits earned abroad are subject to U.S. income tax, or we are otherwise disallowed deductions as a result of any such profits.

We cannot ensure that one or more of these factors will not harm our business. Any material decrease in our international revenues or inability to expand our international operations would adversely impact our revenues, results of operations and financial condition.

Declines in the number of PCI procedures performed for any reason will adversely impact our business.

Our IVUS and FFR products are used in connection with procedures. Physicians may choose to perform fewer PCI procedures. For example, recently the number of PCI procedures declined, in part due to concerns regarding the efficacy of therapeutic treatment options, the long-term efficacy of drug-eluting stents, economic constraints, reduced rates of restenosis and concerns by clinicians and payers regarding the appropriateness of conducting PCI procedures. If the number of PCI procedures continues to decline, the need for IVUS and FFR procedures could also decline, which would adversely impact our operating results and our business prospects.

We have a limited operating history, have only recently achieved profitability and cannot assure you that we will continue to achieve and sustain profitability in future periods.

We were formed in January 2000 and achieved our first and second full year of profitability in 2010 and 2011. To the extent that we are able to increase revenues, we expect our operating expenses will also increase as we expand our business to meet anticipated growing demand for our products, devote resources to our sales, marketing and research and development activities and satisfy our debt service obligations. If we are unable to reduce our cost of revenues and our operating expenses, we may not achieve sustained profitability. We expect to experience quarterly fluctuations in our revenues due to the timing of capital purchases by our customers and to a lesser degree the seasonality of disposable consumption by our customers. Additionally, expenses will fluctuate as we make future investments in research and development, selling and marketing and general and administrative activities, including as a result of new product introductions, transitioning from distributor arrangements to a direct sales force in different markets, satisfying our debt service obligations, and fund our litigation costs. This will cause us to experience variability in our reported earnings and losses in future periods. You should not rely on our operating results for any prior quarterly or annual period as an indication of our future operating performance.

We have a significant amount of indebtedness. We may not be able to generate enough cash flow from our operations to service our indebtedness, and we may incur additional indebtedness in the future, which could adversely affect our business, financial condition and results of operations.

We have a significant amount of indebtedness, including $115.0 million in aggregate principal amount of indebtedness under the 2015 Notes (without giving effect to the equity component of convertible debt or any debt discount). In addition, we expect to incur an additional $350 million aggregate principal amount of indebtedness (or $402.5 million if the overallotment option is exercised in full) from the offering and sale of the notes. Our ability to make payments on, and to refinance, our indebtedness, including the 2015 Notes and the notes offered hereby, and to fund planned capital expenditures, research and development efforts, working capital, acquisitions and other general corporate purposes depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond our control. If we do not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to pay our indebtedness, including payments of principal upon conversion of the notes and the 2015 Notes or on their maturity or in connection with a transaction involving us that constitutes a fundamental change under the indenture governing the notes or the 2015 Notes, or to fund our liquidity needs, we may be forced to refinance all or a portion of our indebtedness, including the notes and the 2015 Notes, on or before the maturity thereof, sell assets, reduce or delay capital expenditures, seek to raise additional capital or take other similar actions. We may not be able to execute any of these actions on commercially reasonable terms or at all. Our ability to refinance our indebtedness will depend on our financial condition at the time, the restrictions in the instruments governing our indebtedness and other factors, including market conditions. In addition, in the event of a default under the notes or the 2015 Notes, the holders and/or the trustee for that series of notes may accelerate our payment obligations under those notes , which could have a material adverse effect on our business, financial condition and results of operations. Any such acceleration may also trigger an event of default under the other series of notes. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would likely have an adverse effect, which could be material, on our business, financial condition and results of operations.

In addition, our significant indebtedness, combined with our other financial obligations and contractual commitments, could have other important consequences. For example, it could:

•	make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	place us at a competitive disadvantage compared to our competitors who have less debt; and

•

limit our ability to borrow additional amounts for working capital, capital expenditures, research and development efforts, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Any of these factors could materially and adversely affect our business, financial condition and results of operations. In addition, if we incur additional indebtedness in addition to the notes offered hereby, which we are not prohibited from doing under the terms of the notes or the 2015 Notes, the risks related to our business and our ability to service our indebtedness would increase.

Competition from companies, particularly those that have longer operating histories and greater resources than us, may harm our business.

The medical device industry, including the market for IVUS and FFR products, is highly competitive, subject to rapid technological change and significantly affected by new product introductions and market activities of other participants. As a result, even if the size of the IVUS and FFR market increases, we can make no assurance that our revenues will increase. In addition, as the markets for medical devices, including IVUS and FFR products, develop, additional competitors could enter the market. To compete effectively, we will need to continue to demonstrate that our products are attractive relative to alternative devices and treatments. We believe that our continued success depends on our ability to:

•	innovate and maintain scientifically advanced technology;
•	apply our technology across products and markets;
•	develop proprietary products;
•	successfully conduct, sponsor or participate in clinical studies that expand our markets;
•	obtain and maintain patent protection for our innovative technologies and products;
•	obtain and maintain regulatory clearance or approvals;
•	manufacture cost-effectively and with consistently adequate quality;
•	successfully market our products; and
•	attract and retain skilled personnel.

With respect to our IVUS products, our primary competitor is Boston Scientific, Inc., or Boston Scientific. Our FFR products compete with the products of St. Jude Medical, Inc., or St. Jude. We also compete in Japan with respect to IVUS products with Terumo Corporation, or Terumo. Boston Scientific, St. Jude, Terumo and other potential competitors who are or may be substantially larger than us may enjoy competitive advantages, including:

•	more established distribution networks;

•	entrenched relationships with physicians;

•	products and procedures that are less expensive;

•	broader ranges of products and services that may be sold in bundled arrangements;

•	greater experience in launching, marketing, distributing and selling products;

•	greater experience in obtaining and maintaining FDA and other regulatory clearances and approvals;

•	established relationships with healthcare providers and payors; and

•	greater financial and other resources for product development, sales and marketing, acquisitions of products and companies, and intellectual property protection.

For these and other reasons, we may not be able to compete successfully against our current or potential future competitors, and sales of our IVUS and FFR products may decline.

Failure to innovate may adversely impact our competitive position and may adversely impact our ability to drive price increases for our products and our product revenues.

Our future success will depend upon our ability to innovate new products and introduce enhancements to our existing products in order to address the changing needs of the marketplace. We also rely on new products and product enhancements to attempt to drive price increases for our products in our markets. Frequently, product development programs require assessments to be made of future clinical need and commercial feasibility, which are difficult to predict. Customers may forego purchases of our products and purchase our competitors’ products as a result of delays in introduction of our new products and enhancements, failure to choose correctly among technical alternatives or failure to offer innovative products or enhancements at competitive prices and in a timely manner. In addition, announcements of new products may result in a delay in or cancellation of purchasing decisions in anticipation of such new products. We may not have adequate resources to introduce new products in time to effectively compete in the marketplace. Any delays in product releases may negatively affect our business.

We also compete with new and existing alternative technologies that are being used to penetrate the worldwide vascular imaging market without using IVUS technology. These products, procedures or solutions could prove to be more effective, faster, safer or less costly than our IVUS products. Technologies such as angiography, angioscopy, multi-slice computed tomography, intravascular magnetic resonance imaging, or MRI, electron beam computed tomography, and MRI with contrast agents are being used in lieu of or for imaging the vascular system.

We also develop and manufacture optical monitors, laser and non-laser light sources, and optical engines used in OCT imaging systems as well as micro-optical spectrometers and optical channel monitors with applications in telecommunications, pharmaceutical manufacturing, high-speed industrial process control, and chemical and petrochemical processing, medical diagnostics, and scientific discovery. Products developed by competitors based on tunable filter technology could compete on the basis of lower cost and other factors. In addition, customers may build similar functionality directly into their products, which in turn could decrease the demand for our OCT imaging systems and related products.

The introduction of new products, procedures or clinical solutions by competitors may result in price reductions, reduced margins, loss of market share and may render our products obsolete. We cannot guarantee that these alternative technologies will not be commercialized and become viable alternatives to our products in the future, and we cannot guarantee that we will be able to compete successfully against them if they are commercialized.

The successful continuing development of our existing and new products depends on us maintaining strong relationships with physicians.

The research, development, marketing and sales of our products are dependent upon our maintaining working relationships with physicians. We rely on these professionals to provide us with considerable knowledge and experience regarding the development, marketing and sale of our products. If we are unable to maintain our strong relationships with these professionals and continue to receive their advice and input, our existing and new products may not be developed and marketed in line with the needs and expectations of the professionals who use or would use and support our products and the development and marketing of our products could suffer, which could have a material adverse effect on our business and results of operations.

Delays in planned product introductions may adversely affect our business and negatively impact future revenues.

We are currently developing new products as well as product enhancements with respect to our existing products. We have in the past experienced, and may again in the future experience, delays in various phases of product development and commercial launch, including during research and development, manufacturing, limited release testing, marketing and customer education efforts. In particular, developing and integrating products and technologies of acquired businesses is time consuming and has in the past resulted, and may again in the future result, in longer developmental timelines than we initially anticipated. We are currently engaged in ongoing litigation with LightLab Imaging, Inc., or LightLab, in Delaware Chancery Court regarding our High Definition Swept Source non-laser light source and Volcano’s efforts to develop and/or obtain a laser light source from third parties. LightLab is a wholly-owned subsidiary of St. Jude. Depending on the outcome of this litigation, we may experience delays in the commercial launch of our OCT imaging systems. Any delays in our product launches may significantly impede our ability to successfully compete in our markets and may reduce our revenues.

We and our present and future collaborators may fail to develop or effectively commercialize products covered by our present and future collaborations if:

•	our collaborators become competitors of ours or enter into agreements with our competitors;

•	we do not achieve our objectives under our collaboration agreements;

•	we are unable to manage multiple simultaneous product discovery and development collaborations;

•	we develop products and processes or enter into additional collaborations that conflict with the business objectives of our other collaborators;

•	we or our collaborators are unable to obtain patent protection for the products or proprietary technologies we develop in our collaborations; or

•	we or our collaborators encounter regulatory hurdles that prevent commercialization of our products.

In addition, conflicts may arise with our collaborators, such as conflicts concerning the interpretation of clinical data, the achievement of milestones, the interpretation of financial provisions or the ownership of intellectual property developed during the collaboration. If any conflicts arise with our existing or future collaborators, they may act in their self-interest, which may be adverse to our best interest.

If we or our collaborators are unable to develop or commercialize products, or if conflicts arise with our collaborators, we will be delayed or prevented from developing and commercializing products, which will harm our business and financial results.

If the clinical studies that we sponsor or co-sponsor are unsuccessful, or clinical data from studies conducted by other industry participants are negative, we may not be able to develop or increase penetration in identified markets and our business prospects may suffer.

We sponsor or co-sponsor several clinical studies to demonstrate the benefits of our products in current markets where we are trying to increase use of our products and in new markets. Implementing a study is time consuming and expensive, and the outcome is uncertain. The completion of any of these studies may be delayed or halted for numerous reasons, including, but not limited to, the following:

•	the death of one or more patients during a clinical study for reasons that may or may not be related to our products, including the advanced stage of their disease or other medical problems;

•	regulatory inspections of manufacturing facilities, which may, among other things, require us or a co-sponsor to undertake corrective action or suspend the clinical studies;

•	changes in governmental regulations or administrative actions;

•	adverse side effects in patients, including adverse side effects from our or a co-sponsor’s drug candidate or device;

•	the FDA institutional review boards or other regulatory authorities do not approve a clinical study protocol or place a clinical study on hold;

•	patients do not enroll in a clinical study or do not follow up at the expected rate;

•	our co-sponsors do not perform their obligations in relation to the clinical study or terminate the study;

•

third-party clinical investigators do not perform the clinical studies on the anticipated schedule or consistent with the clinical study protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner; and

•	the interim results of the clinical study are inconclusive or negative, and the study design, although approved and completed, is inadequate to demonstrate safety and efficacy of our products.

Some of the studies that we co-sponsor are designed to study the efficacy of a third-party’s drug candidate or device. Such studies are designed and controlled by the third party and the results of such studies will largely depend upon the success of the third-party’s drug candidate or device. These studies may be terminated before completion for reasons beyond our control such as adverse events associated with a third-party drug candidate or device. A failure in such a study may have an adverse impact on our business by either the attribution of the study’s failure to our technology or our inability to leverage publicity for proper functionality of our products as part of a failed study.

Clinical studies may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical studies and completion of patient follow-up depend on many factors, including the size of the patient population, the study protocol, the proximity of patients to clinical sites, eligibility criteria for the study and patient compliance. For example, patients may be discouraged from enrolling in our clinical studies if the applicable protocol requires them to undergo extensive post-treatment procedures or if they are persuaded to participate in different contemporaneous studies conducted by other parties. Delays in patient enrollment or failure of patients to continue to participate in a study may result in an increase in costs, delays or the failure of the study. Such events may have a negative impact on our business by making it difficult to penetrate or expand certain identified markets. Further, if we are forced to contribute greater financial and clinical resources to a study, valuable resources will be diverted from other areas of our business.

Negative results from clinical studies conducted by other industry participants could harm our results.

Divestitures of any of our businesses or product lines may materially adversely affect our business, results of operations and financial condition.

We continue to evaluate the performance of all of our businesses and may sell a business or product line. Any divestitures may result in significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on our business, results of operations and financial condition. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of our business and the potential loss of key employees. We may not be successful in managing these or any other significant risks that we encounter in divesting a business or product line.

In connection with our current acquisitions we may experience difficulty with integration, and if we choose to acquire any new businesses, products or technologies, we may experience difficulty in the identification or integration of any such acquisition, and our business may suffer.

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing customer demands, competitive pressures and technologies. Accordingly, we have acquired, and may in the future acquire, complementary businesses, products or technologies instead of developing them ourselves. We recently acquired Sync-Rx, and we are currently party to an agreement to acquire Crux. We can provide no assurance that the Crux acquisition will be consummated or that the expected benefits of the Sync-Rx or Crux acquisitions will be realized. Furthermore, we have agreed in the merger agreement with Crux that, in the event that we have not achieved the applicable commercial launch for one of the Crux products by June 30, 2016 (which date may be extended upon a specified payment by us to June 30, 2017), we will license back to the former Crux stockholders certain intellectual property rights relating to that product, which could adversely affect our business. We do not know if we will identify or complete any additional acquisitions, or whether we will be able to successfully integrate any acquired business, product or technology or retain key employees, including in connection with our acquisition of Sync-Rx and proposed acquisition of Crux. Integrating any business, product or technology we acquire could be expensive and time consuming, disrupt our ongoing business and distract our management. If we are unable to integrate any acquired businesses, products or technologies effectively, our business will suffer. We have entered, and may in the future enter, markets through our acquisitions that we are not familiar with and have no experience managing. If we fail to integrate these operations into our business, our resources may be diverted from our core business and this could have a material adverse effect on our business, financial condition and results of operations.

Our business has become more decentralized geographically through our acquisitions and this may expose us to operating inefficiencies across these diverse locations, including difficulties and unanticipated expenses related to the integration of departments, information technology systems, and accounting records and maintaining uniform standards, such as internal controls, procedures and policies. In addition, we have, and in the future may increase, our exposure to risks related to business operations outside the United States due to our acquisitions.

We may also encounter risks, costs and expenses associated with any undisclosed or other unanticipated liabilities, use more cash and other financial resources on integration and implementation activities than we expect or incur significant costs and expenses related to litigation with counterparties to such transactions, such as the lawsuit filed against us in federal district court on March 27, 2012 alleging claims for breach of contract, breach of fiduciary duty, and breach of the implied covenant of good faith and fair dealing based on our acquisition of CardioSpectra, Inc. in 2007. In addition, any amortization or other charges resulting from acquisitions could negatively impact our operating results.

If our products and technologies are unable to adequately identify the plaque that is most likely to rupture and cause a coronary event, we may not be able to develop a market for our vulnerable plaque products or expand the market for existing products.

We are utilizing substantial resources in the development of products and technologies to aid in the identification, diagnosis and treatment of the plaque that is most likely to rupture and cause a coronary event, or vulnerable plaque. The PROSPECT study demonstrated the ability of IVUS and VH to stratify lesions according to risk. However, no randomized controlled trial has been performed to assess the benefit of treating or deferring treatment in these stratified lesions. If we are unable to develop products or technologies that can identify vulnerable plaque, a market for products to identify vulnerable plaque may not materialize and our business may suffer.

Fluctuations in foreign currency exchange rates could result in declines in our reported revenues and earnings.

We do not engage in foreign currency hedging arrangements for our revenues or operating expenses, and, consequently, foreign currency fluctuations may adversely affect our revenues and earnings. During the nine months ended September 30, 2012, 31.8% and 14.3% of our revenues were denominated in the yen and euro, respectively, 13.3% of our operating expenses were denominated in the yen and 9.8% of our operating expenses were denominated in the euro. Commencing October 2009, we began using foreign currency forward contracts to manage a portion of the foreign currency risk related to our intercompany receivable balances with our foreign subsidiaries whose functional currencies are the euro and yen. We cannot be assured our hedges will be effective or that the costs of the hedges will not exceed their benefits. Fluctuations in the rate of exchange between the U.S. dollar and foreign currencies, primarily the euro and the yen, could result in material amounts of cash being required to settle the hedge transactions or could adversely affect our financial results. In periods of a strengthening U.S. dollar relative to the yen or the euro, we would record less revenue and our results of operations could be negatively impacted.

General national and worldwide economic conditions may materially and adversely affect our financial performance and results of operations.

Our operations and performance depend significantly on national and worldwide economic conditions and the resulting impact on purchasing decisions and the level of spending on our products by customers in the geographic markets in which our IVUS and FFR and other products are sold or distributed. These economic conditions remain challenging in many countries and regions, including without limitation the United States, Japan, Europe, the Middle East and Africa, where we have generated most of our revenues. In the United States, the recovery from the recent recession has been below historic averages and the unemployment rate is expected to remain high for some time. Inflation has fallen over the last several years, but is now rising, and central banks around the world have begun tightening monetary conditions to attempt to control inflation. The March 2011 tsunami and associated events in Japan negatively impacted many of our customers, as well as the conditions in which our Tokyo-based subsidiary operates. Such events may also result in a downturn in Japan’s economy as a whole, which may adversely affect our ability to conduct business in Japan. The challenging global economic conditions have also led to concerns over the solvency of certain European Union member states, including Greece, Ireland, Italy, Portugal and Spain. On August 5, 2011, Standard & Poor’s downgraded the U.S. credit rating to AA+ from its top rank of AAA, and the current U.S. debt ceiling and budget deficit concerns have increased the possibility of other credit-rating agency downgrades that could have a material adverse effect on the financial markets and economic conditions in the United States and throughout the world. Likewise, the political unrest in the Middle East may have adverse consequences to the global economy or to our customers in the Middle East, which could negatively impact our business. In any event, uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. If our customers do not obtain or do not have access to the necessary capital to operate their businesses, or are otherwise adversely affected by the deterioration in national and worldwide economic conditions, this could result in reductions in the sales of our products, longer sales cycles and slower adoption of new technologies by our customers, which would materially and adversely affect our business. We experienced declines in the number of PCI procedures performed (and related reductions in sales of our IVUS products) and in sales of our non-medical products to telecommunications and industrial companies during 2011 due to, in part, the then-prevailing economic conditions. In addition, our customers’, distributors’ and suppliers’ liquidity, capital resources and credit may be adversely affected by their relative ability or inability to obtain capital and credit, which could adversely affect our ability to collect on our outstanding invoices or lengthen our collection cycles, adversely affect our ability to distribute our products or limit our timely access to important sources of raw materials necessary for the manufacture of our consoles and catheters.

We have invested our excess cash in money market funds and corporate debt securities issued by banks and corporations. The interest paid on these types of investments and the value of certain securities may decline. While our investment portfolio has experienced reduced yields, we have not yet experienced a deterioration of the credit quality of our holdings or other material adverse effects. There can be no assurances that our investment portfolio will not experience any such deterioration in credit quality or other material adverse effects in future periods, or that national and worldwide economic conditions will not worsen.

Our transition to a direct sales force in Japan may not be successful or may cause us to incur additional expenses sooner than initially planned and experience reduced revenues. If we are not successful or incur such additional expenses sooner than expected, then our business and results of operations may be materially and adversely affected.

Historically, a significant portion of our annual revenues have been derived from sales to our Japanese distributors. In 2011, we completed the termination of our distributor relationships in Japan and fully transitioned to a direct sales force in Japan. There is no assurance that we will be successful in our transition to a direct sales force in Japan and that we will be able to continue to successfully place, sell and service our products in Japan through a direct sales force or to successfully insure the growth of our direct sales force that may be needed in the future. Our challenges and potential risks in connection with expanding our direct sales force in Japan include, but are not limited to, (a) the successful retention and servicing of current dealers and customers in Japan, (b) strong market adoption of our technology in Japan, (c) the achievement of our growth and market development strategies in Japan, (d) our ability to recruit, train and retain an expanded direct sales force in Japan, and (e) the effect of the 2011 earthquake, tsunami and nuclear power plant meltdown in Japan on operating conditions as well as end-user demand. In addition, we may incur significant additional expenses and reduced revenues. Our efforts to successfully expand our direct sales strategy in Japan or the failure to achieve our sales objectives in Japan may adversely impact our revenues, results of operations and financial condition and negatively impact our ability to sustain and grow our business in Japan.

Quality problems with our processes and products could harm our reputation for producing high-quality products and erode our competitive advantage, sales and market share.

The manufacture of our products is a highly exacting and complex process, due in part to strict regulatory requirements. Failure to manufacture our products in accordance with product specifications could result in increased costs, lost revenues, field corrective actions, customer dissatisfaction or voluntary product recalls, any of which could harm our profitability and commercial reputation. Problems may arise during manufacturing for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials, natural disasters and environmental factors. Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Our quality certifications are critical to the marketing success of our products. If we fail to meet these standards, our reputation could be damaged, we could lose customers, and our revenue and results of operations could decline. Aside from specific customer standards, our success depends generally on our ability to manufacture to exact tolerances precision-engineered components, subassemblies, and finished devices from multiple materials. If our components fail to meet these standards or fail to adapt to evolving standards, our reputation as a manufacturer of high-quality devices will be harmed, our competitive advantage could be damaged, and we could lose customers and market share.

Our manufacturing operations are dependent upon third-party suppliers, some of which are sole-sourced, which makes us vulnerable to supply problems, price fluctuations and manufacturing delays.

We rely on a number of sole source suppliers to supply transducers, substrates and processing for our scanners used in our catheters. We do not carry significant inventory of transducers, substrates or scanner subassemblies. If we had to change suppliers, we expect that it would take 6 to 24 months to identify appropriate suppliers, complete design work and undertake the necessary inspections and testing before the new transducers and substrates would be available. We are not parties to supply agreements with these suppliers but instead use purchase orders as needed.

Our reliance on these sole source suppliers subjects us to a number of risks that could impact our ability to manufacture our products and harm our business, including:

•	inability to obtain adequate supply in a timely manner or on commercially reasonable terms;

•	interruption or delayed delivery of supply resulting from our suppliers’ difficulty in accessing financial or credit markets or otherwise securing cash and capital resources;

•	interruption of supply resulting from modifications to, or discontinuation of, a supplier’s operations;

•	delays in product shipments resulting from uncorrected defects, reliability issues or a supplier’s variation in a component;

•	uncorrected quality and reliability defects that impact performance, efficacy and safety of products from replacement suppliers;

•	price fluctuations due to a lack of long-term supply arrangements with our suppliers for key components;

•	difficulty identifying and qualifying alternative suppliers for components in a timely manner;

•	production delays related to the evaluation and testing of products from alternative suppliers and corresponding regulatory qualifications; and

•	delays in delivery by our suppliers due to changes in demand from us or their other customers.

In addition, because we do not have long term supply agreements with some of our suppliers, we are subjected to the following risks:

•	unscheduled price increases;
•	lack of notice when the materials used to manufacture are not available; and
•	lack of notice of discontinued operations or manufacturing.

We also utilize lean manufacturing processes that attempt to optimize the timing of our inventory purchases and supply levels of our inventories. Any significant delay or interruption in the supply of components or materials, or our inability to obtain substitute components or materials from alternate sources at acceptable prices and in a timely manner or to plan for sufficient inventory, could impair our ability to manufacture our products or meet the demand of our customers and harm our business. Identifying and qualifying additional or replacement suppliers for any of the components or materials used in our products, or obtaining additional inventory, if required, may not be accomplished quickly or at all and could involve significant additional costs. Any supply interruption from our suppliers or failure to obtain additional suppliers for any of the components or materials used to manufacture our products or sufficient inventory would limit our ability to manufacture our products and could therefore have a material adverse effect on our business, financial condition and results of operations.

We are constructing facilities in Costa Rica, may encounter a number of challenges relating to the construction, management and operation of such facilities, and the expansion has and will continue to increase our fixed costs, which may have a negative impact on our financial results and condition.

On September 23, 2010, we, through a wholly owned subsidiary, entered into a series of agreements to acquire real property and design and build manufacturing facilities in Costa Rica. We have never established or operated manufacturing facilities outside the United States, and cannot assure you that we will be able to successfully establish or operate these facilities in a timely or profitable manner, or at all. We depend upon Zona Franca Coyol, a third-party construction company, to assist us in the design, construction and validation of the manufacturing facilities. In addition, we will need to transfer our manufacturing processes, technology and know-how to our Costa Rica facilities. If we are unable to establish or operate these facilities or successfully transfer our manufacturing processes, technology and know-how in a timely and cost-effective manner, or at all, then we may experience disruptions in our operations, which could negatively impact our business and financial results.

During the second quarter of 2012, we received regulatory approval to ship product from our Costa Rica facility to the United States. We will need to obtain a number of additional regulatory approvals prior, and subsequent, to shipping products from this facility to other geographies. Our ability to obtain these approvals may be subject to additional costs and possible delays beyond what we initially plan for. In addition, our manufacturing facilities, and those of our suppliers, must comply with applicable regulatory requirements. Failure of our manufacturing facilities to comply with regulatory and quality requirements would harm our business and our results of operations.

Our ability to operate this facility successfully will greatly depend on our ability to hire, train and retain an adequate number of employees, in particular employees with the appropriate level of knowledge, background and skills. We will compete with several other medical device companies with manufacturing facilities in Costa Rica to hire these skilled employees. Should we be unable to hire such employees, and an adequate number of them, our business and financial results could be negatively impacted.

As we continue construction on these manufacturing facilities, our fixed costs will increase. If we experience a demand in our products that exceeds our manufacturing capacity, we may not have sufficient inventory to meet our customers’ demands, which would negatively impact our revenues. If the demand for our products decreases or if we do not produce the output we plan or anticipate after the facilities are operational, we may not be able to spread a significant amount of our fixed costs over the production volume, thereby increasing our per unit fixed cost, which would have a negative impact on our financial condition and results of operations.

We also face particular commercial, jurisdictional and legal risks associated with our proposed expansion in Costa Rica. The success of this relationship and our activities in Costa Rica in general are subject to the economic, political and legal conditions or developments in Costa Rica.

Disruptions or other adverse developments during the construction and planned operations stage of our planned Costa Rica facilities could materially adversely affect our business. If our Costa Rica operations are disrupted for any reason, we may be forced to locate alternative manufacturing facilities, including facilities operated by third parties. Disruptions may include, but are not limited to: changes in the legal and regulatory environment in Costa Rica; slowdowns or work stoppages within the Costa Rican customs authorities; acts of God (including but not limited to potential disruptive effects from an active volcano near the facility or earthquakes, hurricanes and other natural disasters); and other issues associated with significant operations that are remote from our headquarters and operations centers. Additionally, continued growth in product sales could outpace the ability of our Costa Rican operation to supply products on a timely basis or cause us to take actions within our manufacturing operations, which increase costs, complexity and timing. Locating alternative facilities would be time-consuming, would disrupt our production and cause shipment delays and could result in damage to our reputation and profitability. Additionally, we cannot assure you that alternative manufacturing facilities would offer the same cost structure as our Costa Rica facility.

If our facilities or systems are damaged or destroyed, we may experience delays that could negatively impact our revenues or have other adverse effects.

Our facilities may be affected by natural or man-made disasters. If one of our facilities were affected by a disaster, we would be forced to rely on third-party manufacturers or to shift production to another manufacturing facility. In such an event, we would face significant delays in manufacturing which would prevent us from being able to sell our products. In addition, our insurance may not be sufficient to cover all of the potential losses and may not continue to be available to us on acceptable terms, or at all. Furthermore, although our computer and communications systems are protected through physical and software safeguards, they are still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, software viruses, and similar events, and any failure of these systems to perform for any reason and for any period of time could adversely impact our ability to operate our business.

We may require significant additional capital to pursue our growth strategy, and our failure to raise capital when needed could prevent us from executing our growth strategy.

We believe that our existing cash and cash equivalents and short-term and long-term available-for-sale investments will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may need to obtain additional financing to pursue our business strategy, to respond to new competitive pressures or to act on opportunities to acquire or invest in complementary businesses, products or technologies. The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on numerous factors, including:

•	market acceptance of our products;

•	the revenues generated by our products;

•	the need to adapt to changing technologies and technical requirements, and the costs related thereto;

•	the costs associated with expanding our manufacturing, marketing, sales and distribution efforts;

•	the existence and timing of opportunities for expansion, including acquisitions and strategic transactions; and

•	costs and fees associated with defending existing or potential litigation.

In addition, we are required to make periodic interest payments to the holders of the 2015 Notes and will be required to make periodic interest payments to holders of the notes and to make payments of principal upon conversion or maturity. We may also be required to purchase the notes or the 2015 Notes for cash upon the occurrence of a change of control or certain other fundamental changes involving us. If our capital resources are insufficient to satisfy our debt service or liquidity requirements, we may seek to sell additional equity or debt securities or to obtain debt financing. The sale of additional equity or debt securities, or the use of our stock in an acquisition or strategic transaction, would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing in addition to the notes and our significant historical losses and the current national and global financial conditions may prevent us from obtaining additional funds on favorable terms, if at all.

We are dependent on our collaborations, and events involving these collaborations or any future collaborations could delay or prevent us from developing or commercializing products.

The success of our current business strategy and our near- and long-term viability will depend on our ability to execute successfully on existing strategic collaborations and to establish new strategic collaborations. Collaborations allow us to leverage our resources and technologies and to access markets that are compatible with our own core areas of expertise. To penetrate our target markets, we may need to enter into additional collaborative agreements to assist in the development and commercialization of future products. Establishing strategic collaborations is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position or our internal capabilities. Our discussions with potential collaborators may not lead to the establishment of new collaborations on favorable terms or at all.

We have collaborations with a number of entities, including Medtronic, Inc., The Cleveland Clinic Foundation, Siemens AG, and Philips Medical Systems Nederland B.V. In each collaboration, we combine our technology or core capabilities with those of the third party to permit either greater penetration into markets or to enhance the functionality of our current and planned products. We have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborations or potential products. These collaborators may breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. Further, our collaborators may not develop or commercialize products that arise out of our collaborative arrangements or devote sufficient resources to the development, manufacture, marketing or sale of these products. Moreover, in the event of termination of a collaboration agreement, we may not realize the intended benefits or we may not be able to replace the arrangement on comparable terms or at all.

If the third-party distributors that we rely on to market and sell our products are not successful, we may be unable to increase or maintain our level of revenues.

A portion of our revenue is generated by our third-party distributors, especially in international markets. If these distributors cease or limit operations or experience a disruption of their business operations, or are not successful in selling our products, we may be unable to increase or maintain our level of revenues, and any such developments could negatively affect our international sales strategy. Over the long term, we intend to grow our business internationally, and to do so we will need to attract additional distributors to expand the territories in which we do not directly sell our products. Our distributors may not commit the necessary resources to market and sell our products. If current or future distributors do not continue to distribute our products or do not perform adequately or if we are unable to locate distributors in particular geographic areas, we may not realize revenue growth internationally.

Our reported or future financial results could be adversely affected by the application of existing or future accounting standards.

U.S. generally accepted accounting principles and related implementation guidelines and interpretations can be highly complex and involve subjective judgments. Changes in these rules or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could have a significant adverse effect on our financial results. For example, the accounting for convertible debt securities, and the accounting for the convertible note hedge transactions and the warrant transactions we entered into in connection with the offering of the 2015 Notes and expect to enter into in connection with the offering of the notes, is subject to frequent scrutiny by the accounting regulatory bodies and is subject to change. We cannot predict if or when any such change could be made, and any such change could have an adverse impact on our reported or future financial results. In addition, in the event the conversion features of the notes or the 2015 Notes are triggered, we could be required under applicable accounting standards to reclassify all or a portion of the outstanding principal of the notes or the 2015 Notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

We cannot assure you that our net operating loss carryforwards will be available to reduce our tax liability.

Our ability to use our net operating loss carryforwards to reduce future income tax obligations may be limited or reduced. Generally, a change of more than 50 percentage points in the ownership of our shares, by value, over the three-year period ending on the date the shares were acquired constitutes an ownership change and may limit our ability to use our net operating loss carryforwards. Should additional ownership changes occur in the future, our ability to utilize our net operating loss carryforwards could be limited. In addition, with respect to any entity that we have acquired or may in the future acquire, the ability of those entities to use net operating loss carryforwards, if any, to reduce future income tax obligations may be limited or reduced due to changes in ownership of such entities occurring prior to or as a result of our acquisition of such entities.

If we fail to properly manage our anticipated growth, our business could suffer.

Rapid growth of our business is likely to continue to place a significant strain on our managerial, operational and financial resources and systems. To execute our anticipated growth successfully, we must attract and retain qualified personnel and manage and train them effectively. We anticipate hiring additional personnel to assist in the commercialization of our current products and in the development of future products. We will be dependent on our personnel and third parties to effectively market and sell our products to an increasing number of customers. We will also depend on our personnel to develop and manufacture in anticipated increased volumes our existing products, as well as new products and product enhancements. Further, our anticipated growth will place additional strain on our suppliers resulting in increased need for us to carefully monitor for quality assurance. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our development and commercialization goals.

Issues arising from the implementation of our new enterprise resource planning system could adversely affect our operating results and ability to manage our business effectively.

We have begun implementing a new enterprise resource planning, or ERP, system to further enhance operating efficiencies and provide more effective management of our business operations. The new ERP system is being deployed for use throughout our company in a number of “go live” phases, the first of which occurred during the fourth quarter of 2011 with company-wide deployment expected to be completed during the first quarter of 2013. Implementing a new ERP system is costly and involves risks inherent in the conversion to a new computer system, including loss of information, disruption to our normal operations, changes in accounting procedures and internal control over financial reporting, as well as problems achieving accuracy in the conversion of electronic data. Failure to properly or adequately address these issues could result in increased costs, the diversion of management’s and employees’ attention and resources and could materially adversely affect our operating results, internal controls over financial reporting and ability to manage our business effectively. While the ERP system is intended to further improve and enhance our information systems, large scale implementation of a new information system exposes us to the risks of starting up the new system and integrating that system with our existing systems and processes, including possible disruption of our financial reporting, which could lead to a failure to make required filings under the federal securities laws on a timely basis.

Any defects or malfunctions in the computer hardware or software we utilize in our products could cause severe performance failures in such products, which would harm our reputation and adversely affect our results of operations and financial condition.

Our existing and new products depend and will depend on the continuous, effective and reliable operation of computer hardware and software. For example, our IVUS products utilize sophisticated software that analyzes in real-time plaque composition and identifies lumen and vessel borders, which are then displayed in three-dimensional, color-coded images on a computer screen. Any defect, malfunction or other failing in the computer hardware or software utilized by our IVUS or other products, including products we develop in the future, could result in inaccurate readings, misinterpretations of data, or other performance failures that could render our products unreliable or ineffective and could lead to decreased confidence in our products, damage to our reputation, reduction in our sales and product liability claims, the occurrence of any of which could have a material adverse effect on our results of operations and financial condition. Although we update the computer software utilized in our products on a regular basis, there can be no guarantee that defects do not or will not in the future exist or that unforeseen malfunctions, whether within our control or otherwise, will not occur.

If we are unable to recruit, hire and retain skilled and experienced personnel, our ability to effectively manage and expand our business will be harmed.

Our success largely depends on the skills, experience and efforts of our officers and other key employees who may terminate their employment at any time. The loss of any of our senior management team, in particular our President and Chief Executive Officer, R. Scott Huennekens, could harm our business. We have entered into employment contracts or similar agreements with R. Scott Huennekens; our Chief Financial Officer, John T. Dahldorf; our President, Commercial U.S. & APLAC Sales, Jorge J. Quinoy; and Michel Lussier, President, Clinical and Scientific Affairs, but these agreements do not guarantee that they will remain employed by us in the future. The announcement of the loss of one of our key employees could negatively affect our stock price. Our ability to retain our skilled workforce and our success in attracting and hiring new skilled employees will be a critical factor in determining whether we will be successful in the future. We face challenges in hiring, training, managing and retaining employees in certain areas including clinical, technical, sales and marketing. This could delay new product development and commercialization, and hinder our marketing and sales efforts, which would adversely impact our competitiveness and financial results.

The expense and potential unavailability of insurance coverage for our company, customers or products may have an adverse effect on our financial position and results of operations.

While we currently have insurance for our business, property, directors and officers, and product liability, insurance is increasingly costly and the scope of coverage is narrower, and we may be required to assume more risk in the future. If we are subject to claims or suffer a loss or damage in excess of our insurance coverage, we will be required to cover the amounts outside of or in excess of our insurance limits. If we are subject to claims or suffer a loss or damage that is outside of our insurance coverage, we may incur significant costs associated with loss or damage that could have an adverse effect on our financial position and results of operations. Furthermore, any claims made on our insurance policies may impact our ability to obtain or maintain insurance coverage at reasonable costs or at all. We do not have the financial resources to self-insure, and it is unlikely that we will have these financial resources in the foreseeable future.

Our product liability insurance covers our products and business operations, but we may need to increase and expand this coverage commensurate with our expanding business. Any product liability claims brought against us, with or without merit, could result in:

•	substantial costs of related litigation or regulatory action;
•	substantial monetary penalties or awards;
•	decreased demand for our products;
•	reduced revenue or market penetration;
•	injury to our reputation;
•	withdrawal of clinical study participants;
•	an inability to establish new strategic relationships;
•	increased product liability insurance rates; and
•	an inability to secure continuing coverage.

Some of our customers and prospective customers may have difficulty in procuring or maintaining liability insurance to cover their operation and use of our products. Medical malpractice carriers are withdrawing coverage in certain regions or substantially increasing premiums. If this trend continues or worsens, our customers may discontinue using our products and potential customers may opt against purchasing our products due to the cost or inability to procure insurance coverage.

Compliance with changing corporate governance and public disclosure regulations may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, new SEC regulations and Nasdaq Global Select Market rules, are creating uncertainty for companies such as ours. To maintain high standards of corporate governance and public disclosure, we have invested, and intend to continue to invest, in reasonably necessary resources to comply with evolving standards. These investments have resulted in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities and may continue to do so in the future.

Risks related to government regulation

If we fail to obtain or maintain, or experience significant delays in obtaining, regulatory clearances or approvals for our products or product enhancements, our ability to commercially distribute and market our products could suffer.

Our products are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. Our failure to comply with such regulations or to make adequate, timely corrections, could lead to the imposition of injunctions, suspensions or loss of marketing clearances or approvals, product recalls, manufacturing cessation, termination of distribution, product seizures, civil penalties, or some combination of such actions. The process of obtaining regulatory authorizations to market a medical device, particularly from the FDA, can be costly and time consuming, and there can be no assurance that such authorizations will be granted on a timely basis, if at all. If regulatory clearance or approvals are received, additional delays may occur related to manufacturing, distribution or product labeling. In addition, we cannot assure you that any new or modified medical devices we develop will be eligible for the shorter 510(k) clearance process as opposed to the PMA process. We have no experience in obtaining PMA approvals.

In the member states of the European Economic Area, or EEA, our medical devices are required to comply with the essential requirements of the EU Medical Devices Directives before they can be marketed. Our products, including their design and manufacture, have been certified by the British Standards Institute, or BSI, a United Kingdom Notified Body, as being compliant with the requirements of the Medical Devices Directives. Consequently, we are entitled to affix a CE mark to our products and their packaging and this gives us the right to sell them in the EEA. If we fail to maintain compliance with the Medical Devices Directives, our products will no longer qualify for the CE mark and the relevant devices would not be eligible for marketing in the EEA.

We currently market our IVUS and FFR products in Japan under two types of regulatory approval known as a SHONIN and a NINSHO. As the holder of the SHONINs, we have the authority to import and sell those products for which we have the SHONINs as well as those products for which we have obtained a NINSHO. Responsibility for Japanese regulatory filings and future compliance resides with us. We cannot guarantee that we will be able to adequately meet Japanese regulatory requirements. Non-compliance with Japanese regulations may result in action to prohibit further importation and sale of our products in Japan, a significant market for our products. If we are unable to sell our IVUS and FFR products in Japan, we will lose a significant part of our annual revenues, and our business will be substantially impacted.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent, and to the extent we continue to market and sell our products in foreign countries, we will be subject to rigorous regulation in the future. In such circumstances, where we utilize distributors in foreign countries to market and sell our products, we would rely significantly on our distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our products in foreign countries. Regulatory delays or failures to obtain and maintain marketing authorizations, including 510(k) clearances and PMA approvals, could disrupt our business, harm our reputation, and adversely affect our sales.

Modifications to our products may require new regulatory clearances or approvals or may require us to recall or cease marketing our products until clearances or approvals are obtained.

Modifications to our products may require the submission of new 510(k) notifications or PMA applications. If a modification is implemented to address a safety concern, we may also need to initiate a recall or cease distribution of the affected device. In addition, if the modified devices require the submission of a 510(k) or PMA and we distribute such modified devices without a new 510(k) clearance or PMA approval, we may be required to recall or cease distributing the devices. The FDA can review a manufacturer’s decision not to submit a modification and may disagree. The FDA may also on its own initiative determine that clearance of a new 510(k) or approval of a new PMA submission is required. We have made modifications to our products in the past and may make additional modifications in the future that we believe do not or will not require clearance of a new 510(k) or approval of a new PMA. If we begin manufacture and distribution of the modified devices and the FDA later disagrees with our determination and requires the submission of a new 510(k) or PMA for the modifications, we may also be required to recall the distributed modified devices and to stop distribution of the modified devices, which could have an adverse effect on our business. If the FDA does not clear or approve the modified devices, we may need to redesign the devices, which could also harm our business. When a device is marketed without a required clearance or approval, the FDA has the authority to bring an enforcement action, including injunction, seizure and criminal prosecution. The FDA considers such additional actions generally when there is a serious risk to public health or safety and the company’s corrective and preventive actions are inadequate to address the FDA’s concerns.

Where we determine that modifications to our products require clearance of a new 510(k) or approval of a new PMA or PMA supplement, we may not be able to obtain those additional clearances or approvals for the modifications or additional indications in a timely manner, or at all. For those products sold in the EEA, we must notify BSI, our EEA Notified Body, if significant changes are made to the products or if there are substantial changes to our quality assurance systems affecting those products. Delays in obtaining required future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

The FDA is reviewing the 510(k) process and could change the criteria to obtain clearance, which could affect our ability to obtain timely reviews and increase the resources needed to meet new criteria.

Over the past several years, concerns have been raised about whether the 510(k) program optimally achieves its intended goals. The FDA released for public comment in August 2010 a set of preliminary reports and recommendations from an internal 510(k) Working Group and Task Force on the Utilization of Science in Regulatory Decision Making. In January 2011, the FDA announced 25 action items it intends to take with respect to the pre-market notification process. Although the FDA has not detailed the specific modifications or clarifications that it intends to make to its guidance, policies and regulations pertaining to the review and regulation of devices such as ours which seek and receive market clearance through the 510(k) pre-market notification process, it has issued several draft guidance documents that, if implemented, will likely entail additional regulatory burdens. These additional regulatory burdens could delay our ability to obtain new clearances, increase the costs of compliance or restrict our ability to maintain our current clearances. In the future, the FDA will announce which draft guidance documents it will finalize and implement, along with any other recommended improvements, and the timeline for their implementation.

If the FDA makes changes to the 510(k) program, we may be required to prepare and submit more data and information than is currently required, which could require additional resources and more expense, require more time to prepare a submission, and result in a longer review period by the FDA. Such changes could adversely affect our business.

If we or our suppliers fail to comply with the FDA’s Quality System Regulation or ISO Quality Management Systems, manufacturing of our products could be negatively impacted and sales of our products could suffer.

Our manufacturing practices must be in compliance with the FDA’s 21 CFR Part 820 Quality System Regulation, or QSR, which governs the facilities, methods, controls, procedures, and records of the design, manufacture, packaging, labeling, storage, shipping, installation, and servicing of our products intended for human use. We are also subject to similar state and foreign requirements and licenses, including the MDD—93/42/EEC and the ISO 13485 Quality Management Systems, or QMS, standard applicable to medical devices. In addition, we must engage in regulatory reporting in the case of potential patient safety risks and must make available our manufacturing facilities, procedures, and records for periodic inspections and audits by governmental agencies, including the FDA, state authorities and comparable foreign agencies. If we fail to comply with the QSR, QMS, or other applicable regulations and standards, our operations could be disrupted and our manufacturing interrupted, and we may be subject to enforcement actions if our corrective and preventive actions are not adequate to ensure compliance.

Failure to take adequate corrective action in response to inspectional observations or any notice of deficiencies from a regulatory inspection or audit could result in partial or total shut-down of our manufacturing operations unless and until adequate corrections are implemented, voluntary or FDA-ordered recall, FDA seizure of affected devices, court-ordered injunction or consent decree that could impose additional regulatory oversight and significant requirements and limitations on our manufacturing operations, significant fines, suspension or withdrawal of marketing clearances and approvals, and criminal prosecutions, any of which would cause our business to suffer. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements, which may result in manufacturing delays for our products and cause our revenue to decline.

The FDA, BSI, Japan’s Pharmaceutical & Medical Device Administration and other regulatory agencies and bodies have previously imposed inspections and audits on us, and may in the future impose additional inspections or audits at any time, which may conclude that our quality system is noncompliant with applicable regulations and standards. Such findings could potentially disrupt our business, harm our reputation and adversely affect our sales.

Our products may in the future be subject to product recalls or voluntary market withdrawals that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture that could affect patient safety. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found or suspected. For example, in 2010 we recalled our Xtract catheter in circumstances where no patient safety incident was reported but where we had evidence that the device’s integrity could be compromised under certain storage conditions. A government-mandated recall or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other issues. Recalls, which include corrections as well as removals, of any of our products would divert managerial and financial resources and could have an adverse effect on our financial condition, harm our reputation with customers, and reduce our ability to achieve expected revenues.

We are required to comply with medical device reporting, or MDR, requirements and must report certain malfunctions, deaths, and serious injuries associated with our products, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA MDR regulations, medical device manufacturers are required to submit information to the FDA when they receive a report or become aware that a device has or may have caused or contributed to a death or serious injury or has or may have a malfunction that would likely cause or contribute to death or serious injury if the malfunction were to recur. All manufacturers placing medical devices on the market in the EEA are legally bound to report any serious or potentially serious incidents involving devices they produce or sell to the Competent Authority in whose jurisdiction the incident occurred. Were this to happen to us, the relevant Competent Authority would file an initial report, and there would then be a further inspection or assessment if there were particular issues. This would be carried out either by the Competent Authority or it could require that the BSI, as the Notified Body, carry out the inspection or assessment.

Malfunction of our products could result in future voluntary corrective actions, such as recalls, including corrections, or customer notifications, or agency action, such as inspection or enforcement actions. Malfunctions have been reported to us in the past, and, while we investigated each of the incidents and believe we have taken the necessary corrective and preventive actions, we cannot guarantee that similar or different malfunctions will not occur in the future. If malfunctions do occur, we cannot guarantee that we will be able to correct the malfunctions adequately or prevent further malfunctions, in which case we may need to cease manufacture and distribution of the affected devices, initiate voluntary recalls, and redesign the devices; nor can we ensure that regulatory authorities will not take actions against us, such as ordering recalls, imposing fines, or seizing the affected devices. If someone is harmed by a malfunction or by product mishandling, we may be subject to product liability claims. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

We are subject to federal, state and foreign healthcare laws and regulations and implementation or changes to such healthcare laws and regulations could adversely affect our business and results of operations.

In an effort to contain rising healthcare costs, in March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, collectively, PPACA, which may significantly affect the payment for, and the availability of, healthcare services and result in fundamental changes to federal healthcare reimbursement programs. PPACA includes, among other things, the following measures:

•

a deductible 2.3% excise tax, with limited exceptions, on the sale of certain medical devices after December 31, 2012 by the manufacturer, producer, or importer of the device in an amount equal to 2.3% of the sale price;

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research;

•

new requirements to report certain financial arrangements with physicians and teaching hospitals, as defined in PPACA and its implementing regulations, including reporting any payment or “transfer of value” made or distributed to teaching hospitals, prescribers, and other healthcare providers and reporting any ownership and investment interests held by physicians and their immediate family members and applicable group purchasing organizations during the preceding calendar year, with data collection to be required no earlier than January 1, 2013 and reporting to be required at a later date yet to be specified;

•

payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models, beginning on or before January 1, 2013;

•	expansion of federal health care fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance; and

•	an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

On June 28, 2012, the United States Supreme Court upheld the constitutionality of PPACA, excepting certain provisions that would have required states to expand their Medicaid programs or risk losing all of the state’s Medicaid funding. At this time, it remains unclear whether there will be any further changes made to PPACA, whether in part or in its entirety. We are unable to predict at this time the impact of such recently enacted federal healthcare reform legislation on the medical device industry in general, or on us in particular, and what, if any, additional legislation or regulation relating to the medical device industry may be enacted in the future. An expansion in the government’s role in the U.S. healthcare industry may cause general downward pressure on the prices of medical device products, lower reimbursements for procedures using our products, reduce medical procedure volumes and adversely affect our business and results of operations. Although we cannot predict the many ways that the federal healthcare reform laws might affect our business, sales of certain of our products will be subject to the 2.3% excise tax scheduled to take effect in 2013. It is unclear whether and to what extent, if at all, other anticipated developments resulting from the federal healthcare reform legislation, such as an increase in the number of people with health insurance and an increased focus on preventive medicine, may provide us additional revenue to offset this excise tax. If additional revenue does not materialize, or if our efforts to offset the excise tax through spending cuts or other actions are unsuccessful, the increased tax burden would adversely affect our financial performance, which in turn could cause the price of our stock to decline. In addition, a number of foreign governments are also considering or have adopted proposals to reform their healthcare systems. Because a significant portion of our revenues from our operations is derived internationally, if significant reforms are made to the healthcare systems in other jurisdictions, our sales and results of operations may be materially and adversely impacted.

We intend to market our products in a number of international markets. Although certain of our IVUS products have been approved for commercialization in Japan and in the EEA, in order to market our products in other foreign jurisdictions, we have had to, and will need to in the future, obtain separate regulatory approvals. The approval procedure varies among jurisdictions and can involve substantial additional testing. Approval or clearance of a device by the FDA does not ensure approval by regulatory authorities in other jurisdictions, and approval by one foreign regulatory authority does not ensure marketing authorization by regulatory authorities in other foreign jurisdictions or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval in addition to other risks. In addition, the time required to obtain foreign approval may differ from that required to obtain FDA approval, and we may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any foreign market other than in the EEA and Japan.

We may be subject to federal, state and foreign healthcare fraud and abuse laws and regulations, and a finding of failure to comply with such laws and regulations could have a material adverse effect on our business.

Our operations may be directly or indirectly affected by various broad federal, state or foreign healthcare fraud and abuse laws. In particular, the federal healthcare program Anti-Kickback Statute prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in return for or to induce the referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of an item or service, for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between device manufacturers on one hand and prescribers and purchasers on the other. For example, the government has sought to apply the Anti-Kickback Statute to device manufacturers’ financial relationships with physician consultants. Among other theories, the government has alleged that such relationships are payments to induce the consultants to arrange for or recommend the ordering, purchasing or leasing of the manufacturers’ products by the hospitals, medical institutions and other entities with whom they are affiliated. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and arrangements that involve remuneration that could induce prescribing, purchases, or recommendations may be subject to government scrutiny if they do not qualify for an exemption or a safe harbor. We are also subject to the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created federal criminal laws that prohibit executing a scheme to defraud any health care benefit program or making false statements relating to health care matters, and federal “sunshine” requirements to report certain financial arrangements with physicians and teaching hospitals, as defined in PPACA and its implementing regulations, including reporting any payment or “transfer of value” made or distributed to teaching hospitals, prescribers, and other healthcare providers and reporting any ownership and investment interests held by physicians and their immediate family members and applicable group purchasing organizations.

Also, the federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

In addition, several states have adopted laws similar to each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers as well as laws that restrict our marketing activities with physicians, and require us to report consulting and other payments to physicians. Some states, such as California, Connecticut, Massachusetts and Nevada, mandate implementation of commercial compliance programs to ensure compliance with these laws.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Moreover, recent health care reform legislation has strengthened these laws. For example, the recently enacted PPACA, among other things, amends the intent requirement of the federal anti-kickback and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, PPACA provides that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Further, we expect there will continue to be federal and state laws and/or regulations, proposed and implemented, that could impact our operations and business. The extent to which future legislation or regulations, if any, relating to health care fraud abuse laws and/or enforcement, may be enacted or what effect such legislation or regulation would have on our business remains uncertain. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from governmental health care programs, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results. We also are subject to foreign fraud and abuse laws, which vary by country. For instance, in the European Union, legislation on inducements offered to physicians and other healthcare workers or hospitals differ from country to country. Breach of the laws relating to such inducements may expose us to the imposition of criminal sanctions. It may also harm our reputation, which could in turn affect sales.

In November 2012, we became aware through newspaper reports in the Italian media that a current and a former employee of ours were under criminal investigation for an alleged violation of Italian anti-bribery laws. We also learned that we had temporarily been prohibited from establishing new contractual relationships with hospitals that are part of the Italian national health system. Following a court hearing, the temporary prohibition was lifted, but such prohibition may be reinstituted in the future. The Italian public prosecutor is alleging that the approximately 5,000 Euro that we paid to an Italian state-employed physician for conducting a training session was paid in an effort to influence the outcome of a clinical trial. Although we dispute these allegations, if we are unsuccessful in our defense, we may be faced with fines, penalties and a debarment from creating new contractual relationships with hospitals that are part of the Italian national health system. As a result, we cannot assure you that the outcome of this investigation would not have material adverse effects to our business in Italy, or harm our reputation in Europe generally, which could negatively affect our sales.

If our customers are unable to obtain coverage of or sufficient reimbursement for procedures performed with our products, it is unlikely that our products will be widely used.

Successful sales of our products depend on the availability of adequate coverage and reimbursement from third-party payors. Healthcare providers that purchase medical devices for treatment of their patients generally rely on third-party payors to reimburse all or part of the costs and fees associated with the procedures performed with these devices. Both public and private insurance coverage and reimbursement plans are central to new product acceptance. Customers are unlikely to use our products if they do not receive reimbursement adequate to cover the cost of our products and related procedures.

To the extent we sell our products internationally, market acceptance may depend, in part, upon the availability of coverage and reimbursement within prevailing healthcare payment systems. Coverage, reimbursement, and healthcare payment systems in international markets vary significantly by country, and by region in some countries, and include both government-sponsored healthcare and private insurance. We may not obtain international reimbursement approvals in a timely manner, if at all. Our failure to receive international coverage or reimbursement approvals would negatively impact market acceptance of our products in the international markets in which those approvals are sought.

To date, our products have generally been covered as part of procedures for which reimbursement has been available. However, in the United States, as well as in foreign countries, government-funded programs (such as Medicare and Medicaid) or private insurance programs, together commonly known as third-party payors, pay the cost of a significant portion of a patient’s medical expenses. Coverage of and reimbursement for medical technology can differ significantly from payor to payor.

All third-party coverage and reimbursement programs, whether government funded or insured commercially, whether inside the United States or outside, are developing increasingly sophisticated methods of controlling healthcare costs. Such cost-containment programs adopted by third-party payors, including legislative and regulatory changes to coverage and reimbursement policies, could potentially limit the amount which healthcare providers are willing to pay for medical devices, which could adversely impact our business. The Centers for Medicare & Medicaid Services recently announced a three-year demonstration project to allow Medicare recovery auditors to audit Medicare payments for procedures prior to Medicare making payment for the procedure, versus following

Medicare payment for the procedure as has historically been Medicare’s process. The demonstration project includes 11 states that cover a large percentage of the U.S. populace, and different states are expected to be more or less aggressive in their performance of pre-payment audits, including with respect to the types of procedures for which Medicare payments may be audited on a pre-payment basis and the percentage of those procedures that are in fact so audited. Certain procedures that use our products will be subject to such Medicare pre-payment audits, which could induce healthcare providers to be less willing to perform those procedures due to increased reimbursement concerns owing to such pre-payment, rather than post-payment, audits, and any such reduction in procedure volumes could adversely affect our business and results of operations.

We believe that future coverage of and reimbursement for our products may be subject to increased restrictions both in the U.S. and in international markets. For example, on August 2, 2011, President Obama signed the Budget Control Act of 2011, which imposes significant cuts in federal spending over the next decade. Such cuts in federal spending could impact entitlement programs such as Medicare and aid to states for Medicaid programs. Third-party reimbursement and coverage for our products may not be available or adequate in either the U.S. or international markets. Future legislation, regulations, coverage or reimbursement policies adopted by third-party payors may adversely affect the growth of the markets for our products, reduce the demand for our existing products or our products currently under development and limit our ability to sell our products on a profitable basis.

We may be subject to health information privacy and security standards that include penalties for noncompliance.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, and its implementing regulations safeguard the privacy and security of individually-identifiable health information. Certain of our operations may be subject to these requirements. Penalties for noncompliance with these rules include both criminal and civil penalties. In addition, the Health Information Technology for Economic and Clinical Health Act, or HITECH Act, expanded federal health information privacy and security protections. Among other things, HITECH makes certain of HIPAA’s privacy and security standards directly applicable to “business associates”—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also set forth new notification requirements for health data security breaches, increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil actions. While we do not believe we are a covered entity or a business associate under HIPAA, occasionally our field service representatives enter into “field service agreements” which obligate us to protect any protected health information that we may receive in the field in accordance with HIPAA and HITECH.

Compliance with environmental laws and regulations could be expensive, and failure to comply with these laws and regulations could subject us to significant liability.

We use hazardous materials in our research and development and manufacturing processes. We are subject to federal, state and local regulations governing use, storage, handling and disposal of these materials and associated waste products. We are currently licensed to handle such materials, but there can be no assurance that we will be able to retain these licenses in the future or obtain licenses under new regulations if and when they are required by governing authorities. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials, and we may incur liability as a result of any such contamination or injury. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources and any applicable insurance. We have also incurred and may continue to incur expenses related to compliance with environmental laws. Such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations. Further, we cannot assure that the cost of compliance with these laws and regulations will not materially increase in the future. We may also incur expenses related to ensuring that our operations comply with environmental laws related to our operations, and those of prior owners or operators of our properties, at current or former manufacturing sites where operations have previously resulted in spills, discharges or other releases of hazardous substances into the environment. We could be held strictly liable under U.S. environmental laws for contamination of property that we currently or formerly owned or operated without regard to fault or whether our actions were in compliance with law at the time. Our liability could also increase if other responsible parties, including prior owners or operators of our facilities, fail to complete their clean-up obligations or satisfy indemnification obligations to us. Similarly, if we fail to ensure compliance with applicable environmental laws in foreign jurisdictions in which we operate, we may not be able to offer our products and may be subject to civil or criminal liabilities.

The use, misuse or off-label use of our products may result in injuries that could lead to product liability suits, which could be costly to our business.

Our currently marketed products have been cleared by the relevant regulatory authority in each jurisdiction where we market them. There may be increased risk of injury if physicians attempt to use our products in procedures outside of those indications cleared or approved for use, known as off-label use. Our sales force is trained according to company policy not to promote our products for off-label uses, and in our instructions for use in all markets we specify that our products are not intended for use outside of those indications cleared for use. However, we cannot prevent a physician from using our products for off-label applications. Our catheters and guide wires are intended to be single-procedure products. In spite of clear labeling and instructions against reuse, we are aware that certain physicians have elected to reuse our products. Reuse of our catheters and guide wires may increase the risk of product liability claims. Reuse may also subject the party reusing the product to regulatory authority inspection and enforcement action. Physicians may also misuse our product if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are defectively designed, manufactured or labeled, contain defective components or are misused, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us.

Risks related to our intellectual property and litigation

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain.

Our success depends significantly on our ability to protect our intellectual property and proprietary technologies. Our policy is to obtain and protect our intellectual property rights. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Our pending U.S. and foreign patent applications may not issue as patents or may not issue in a form that will be advantageous to us. Any patents we have obtained or will obtain may be challenged by re-examination, inter partes review, opposition or other administrative proceeding, or in litigation. Such challenges could result in a determination that the patent is invalid. Some of our older patents have expired or will expire in the near future. In addition, competitors may be able to design alternative methods or devices that avoid infringement of our patents. To the extent our intellectual property protection offers inadequate protection, or is found to be invalid, we are exposed to a greater risk of direct competition. If our intellectual property does not provide adequate protection against our competitors’ products, our competitive position could be adversely affected, as could our business. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. In addition, changes in U.S. patent laws could prevent or limit us from filing patent applications or patent claims to protect our products and/or technologies or limit the exclusivity periods that are available to patent holders. The Leahy-Smith America Invents Act, or the Leahy-Smith Act, includes a number of significant changes to U.S. patent law, including the transition from a “first-to-invent” system to a “first-to-file” system and changes to the way issued patents are challenged. These changes may favor larger and more established companies that have more resources than we do to devote to patent application filing and prosecution. The U.S. Patent and Trademark Office is currently developing regulations and procedures to administer the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act will not become effective until 18 months after its enactment. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend our issued patents. However, it is possible that in order to adequately protect our patents under the “first-to-file” system, we will have to allocate significant additional resources, including additional personnel, to the establishment and maintenance of a new patent application process designed to be more streamlined and competitive in the context of the new “first-to-file” system, which would divert valuable resources from other areas of our business.

In addition to pursuing patents on our technology, we have taken steps to protect our intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, corporate partners and, when needed, our advisors. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate.

In the event a competitor infringes upon our patent or other intellectual property rights, litigation to enforce our intellectual property rights or to defend our patents against challenge, even if successful, could be expensive and time consuming and could require significant time and attention from our management. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against challenges from others.

The medical device industry is characterized by patent and other intellectual property litigation, and we could become subject to litigation that could be costly, result in the diversion of our management’s time and efforts, require us to pay damages or prevent us from selling our products.

The medical device industry is characterized by extensive litigation and interference and other administrative proceedings over patent and other intellectual property rights. Whether or not a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Our competitors may assert that they own U.S. or foreign patents containing claims that cover our products, their components or the methods we employ in the manufacture or use of our products. For example, we are currently involved with St. Jude Medical in patent litigation regarding our FFR products and whether these products infringe a St. Jude Medical patent. Because patent applications can take many years to issue and in many instances at least 18 months to publish, there may be applications now pending of which we are unaware, which may later result in issued patents that contain claims that cover our products. There could also be existing patents, of which we are unaware, that contain claims that cover one or more components of our products. As the number of participants in our industry increases, the possibility of patent infringement claims against us also increases.

Any interference proceeding, litigation or other assertion of claims against us, including our current patent litigation with St. Jude Medical, may cause us to incur substantial costs, could place a significant strain on our financial resources, divert the attention of our management from our core business and harm our reputation. If the relevant patents asserted against us were upheld as valid and enforceable and were found to be infringed, we could be required to pay substantial damages and/or royalties and could be prevented from selling our products unless we could obtain a license or were able to redesign our products to avoid infringement. Any such license may not be available on reasonable terms, if at all. If we fail to obtain any required licenses or make any necessary changes to our products or technologies, we may be unable to make, use, sell or otherwise commercialize one or more of our products in the affected country. In addition, if we are found to infringe willfully, we could be required to pay treble damages and attorney fees, among other penalties.

We expect to enter new product fields in the future. Entering such additional fields may subject us to claims of infringement. Defending any infringement claims would be expensive and time consuming.

We are aware of certain third-party U.S. patents in fields that we are targeting for development. We do not have licenses to these patents nor do we believe that such licenses are required to develop, commercialize or sell our products in these areas. However, the owners of these patents may initiate a lawsuit alleging infringement of one or more of these or other patents. If they do, we may be required to incur substantial costs related to patent litigation, which could place a significant strain on our financial resources and divert the attention of management from our business and harm our reputation. Adverse determinations in such litigation could cause us to redesign or prevent us from manufacturing or selling our products in these areas, which would have an adverse effect on our business by limiting our ability to generate revenues through the sale of these products.

From time to time in the ordinary course of business, we receive letters from third parties advising us of third-party patents that may relate to our business. The letters do not explicitly seek any particular action or relief from us. Although these letters do not threaten legal action, these letters may be deemed to put us on notice that continued operation of our business might infringe intellectual property rights of third parties. We do not believe we are infringing any such third-party rights, and, other than the matters described in our most recent quarterly report on Form 10-Q, we are unaware of any litigation or other proceedings having been commenced against us asserting such infringement. We cannot assure you that such litigation or other proceedings asserting infringement by us may not be commenced against us in the future.

Our rights to a worldwide license of certain IVUS patents owned or licensed by Boston Scientific may be challenged.

The marketing and sale of our current rotational IVUS catheters and pullback products depend on a license for IVUS-related patents owned or licensed by Boston Scientific. Boston Scientific was required to transfer the related intellectual property rights pursuant to a 1995 order of the Federal Trade Commission. We obtained rights to the license in 2003 through our former wholly-owned subsidiary, Pacific Rim Medical Ventures, which merged into us on December 30, 2004. In the event Boston Scientific disputes our rights to the license or seeks to terminate the license, we may be required to expend significant time and resources defending our rights. An adverse determination could cause us to redesign or prevent us from manufacturing or selling our rotational IVUS catheters and pullback products, which would have an adverse effect on our business. Additionally, in the event that the chain of title from the 1995 transfer of rights from Boston Scientific through the 2003 transfer to us is successfully challenged, we may have fewer rights to the technology than our business requires which will negatively impact our ability to continue our development of rotational IVUS catheters and pullback products or subject us to disputes with Boston Scientific or others with respect to the incorporation of this intellectual property into our products.

Our VH IVUS business depends on a license from The Cleveland Clinic Foundation, the loss of which would severely impact our business.

The marketing and sale of our VH IVUS functionality for IVUS depends on an exclusive license to patents owned by The Cleveland Clinic Foundation, the license to which we obtained in April 2002. We are aware that maintenance of the license depends upon certain provisions being met by us including payment of royalties, commercialization of the licensed technology and obtaining regulatory clearances or approvals. If The Cleveland Clinic Foundation were to claim that we committed a material breach or default of these provisions and we were not able to cure such breach or default, The Cleveland Clinic Foundation would have a right to terminate the agreement. The loss of the rights granted under the agreement could require us to redesign our VH IVUS functionality or prevent us from manufacturing or selling our IVUS products containing VH IVUS in countries covered by these patents. In addition, our exclusive license will become non-exclusive if we fail to obtain regulatory clearances or approvals to commercialize the licensed technology within a proscribed time period. The cost of redesigning or an inability to sell our VH IVUS products would have a negative impact on our ability to grow our business and achieve our expected revenues.